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                                                                    EXHIBIT 99.4

                                  MILACRON INC.
                             SHARES OF COMMON STOCK
                      OFFERED PURSUANT TO RIGHTS GRANTED TO
                         RECORDHOLDERS OF MILACRON INC.

To Our Clients:

      We are sending this letter and the enclosed materials to you as the beneficial owner of Milacron Inc. common stock, carried by us in your account but not registered in your name. Enclosed for your consideration are a
prospectus, dated      , 2004 (the "Prospectus"), and a Beneficial Owner
Election Form relating to a rights offering (the "Rights Offering") by Milacron Inc. (the "Company") of nontransferable subscription rights (the "Rights"), granted to all holders of record of shares of its common stock (other than any common stock received upon conversion of the Company's 6.0% Series B Convertible
Preferred Stock) as of 5:00 p.m., New York City time, on      , 2004 (the
"Record Date"), to subscribe for and purchase shares of the Company's common stock. The Rights are described in the Company's Prospectus.

      The Rights will expire at 5:00 p.m., New York City time, on      , 2004,
subject to extension at the Company's discretion (the "Expiration Date"). The
Rights Offering will not be extended to a date beyond           , 2004. As
described in the accompanying Prospectus, you are being granted 0.452 Rights for each share of common stock carried by us in your account as of 5:00 p.m., New York City time, on the Record Date. The number of rights granted to you will be rounded up to the nearest whole number. Each Right will allow you to purchase one share of common stock (the "Subscription Privilege") at the cash price of $2.00 per share (the "Subscription Price"). The Rights will be evidenced by Rights certificates.

      EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. ACCORDINGLY, WE REQUEST INSTRUCTIONS AS TO WHETHER YOU WISH US TO SUBSCRIBE FOR ANY SHARES OF COMMON STOCK TO WHICH YOU ARE ENTITLED PURSUANT TO THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE ENCLOSED PROSPECTUS. WE URGE YOU TO READ THE PROSPECTUS AND OTHER ENCLOSED MATERIALS CAREFULLY BEFORE INSTRUCTING US TO EXERCISE YOUR RIGHTS.

      Your instructions to us should be forwarded as promptly as possible, but
no later than      , 2004, in order to permit us to exercise Rights on your
behalf in accordance with the provisions of the Rights Offering. Once you have exercised your Subscription Privilege such exercise may not be revoked.

      If you wish to have us, on your behalf, exercise the Rights for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the enclosed Beneficial Owner Election Form.

      ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, THE INFORMATION AGENT. SHAREHOLDERS IN THE U.S. OR CANADA SHOULD CALL 1-877-825-8631 (TOLL-FREE). SHAREHOLDERS OUTSIDE THE U.S. AND CANADA SHOULD CALL 1-646-822-7426.

      Very truly yours,